Exhibit 10.14

MODIFICATION

OF

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS MODIFICATON OF SETTLEMENT AGREEMENT AND MUTAUL RELEASE (“Agreement”) is entered into this 13th day of February, 2013, by and between Bonanza Goldfields Corporation, a Nevada corporation, whose address is 2415 East Camelback Road, Suite 700, Phoenix, AZ 85016, (“Bonanza”), David Janney, whose address is 1311 Heron Run Drive, Wilmington, NC 28403 (“Janney”), and Global Mineral Resources Corp., a Florida corporation, whose address is 1311 Heron Run Drive, Wilmington, NC 28403, sometimes individually referred to as a “Party” and collectively as “Parties.”

WHEREAS, the Parties entered into a Settlement Agreement and Mutual Release on February 22, 2012 (“Original Agreement”), to resolve issues related to Janney’s previous employment by Bonanza and transactions between Bonanza and Global Mineral Resources Corp. (“Global”) which was at all relevant times and is presently wholly owned by Janney, and

WHEREAS, the Original Agreement provided that 2,500,000 shares of Bonanza common stock would be issued to Janney on or before September 22, 2012, but said shares have not yet been issued and delivered to Janney, and

WHEREAS, Bonanza has a dispute with Global regarding a transaction where certain patented claims were purchased by Bonanza but Bonanza contends were never assigned to Bonanza, and

WHEREAS, Bonanza issued shares to Global in payment for the claims, all of which have not been returned to Bonanza as a result of the sale and assignment of the claims not having been completed, and

WHEREAS, Bonanza and Janney have reached an agreement regarding resolution of issues related to shares due to Janney from Bonanza under the Original Agreement and shares that Global has not yet returned to Bonanza that were issued in the failed transaction,

IT IS, THEREFORE, MUTUALLY AGREED AS FOLLOWS BETWEEN THE PARTIES:

1. Shares originally issued to Global regarding the incomplete assignment of claims. The Parties agree that Global may retain 2,500,000 unrestricted common shares of Bonanza stock represented by Certificate BAL-101 issued on April 9, 2012, and that the remaining 170,000 shares represented by that certificate shall be returned to Bonanza for cancellation. Janney holds 1,000,000 unrestricted common shares of Bonanza stock represented by Certificate BAL-120 issued on May 15, 2012, which derived from a certificate issued to Global that Janney directed Transfer Online to split into two certificates: BAL-101 and BAL-120. Janney agrees to return the 1,000,000 shares represented by Certificate BAL-120 to Bonanza for cancellation.

2. Shares due to Janney under the Original Agreement Janney agrees to waive his right to receive the 2,500,000 shares that were required to be issued to him on September 22, 2012, under the terms of the Original Agreement and acknowledges that he has no claim of any kind for any additional shares of Bonanza stock including under the terms of the Original Agreement.

3. Instructions to Transfer Online. The Parties agree to promptly give any written instructions to Transfer Online that may be necessary to give effect to this Agreement. The Parties acknowledge that time is of the essence.

4. Original Agreement. The Parties agree and acknowledge that all of the other terms of the Original Agreement shall remain in effect.

Global Mineral Resources Corp.	Bonanza Goldfields Corporation

/s/ David Janney	/s/ Michael Stojsavljevich
David Janney, President	Michael Stojsavljevich, President
February 13, 2013

/s/ David Janney
David Janney